UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2009

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Section (e) Events:

Material Amendment of the Compensatory Arrangement of an Executive Officer

William S. McCalmont was recently promoted to the office of Executive Vice President of the Company. In addition to his existing duties as Chief Financial Officer, Mr. McCalmont will assume oversight of the Company’s commercial segment and will focus on strategies to promote economic development and strategic partnerships in the WestBay region around the new Panama City-Bay County International Airport. In connection with his promotion, on February 9, 2009, the Compensation Committee of the Board of Directors of the Company (1) increased Mr. McCalmont’s base salary to an annual rate of $400,000; (2) increased his annual target award under the Company’s short-term incentive plan to 75% of base salary; and (3) increased his annual target equity grant under the Company’s stock incentive plans to 125% of base salary.

Adoption of Form Indemnification Agreement for Directors and Officers

On February 10, 2009, the Board of Directors of the Company approved a form of an indemnification agreement between the Company and each of the directors and certain officers of the Company. The purpose of the indemnification agreement is to provide specific contractual assurance with respect to indemnification and expense advancement rights extended to such directors and officers under the Company’s Amended and Restated Bylaws. The indemnification agreement provides assurance that no future amendment to or revocation of the Bylaws will adversely affect any contractual right of a director or officer with respect to indemnification and expense advancement.

A copy of the form of indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Form of Indemnification Agreement for Directors and Officers

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

February 13, 2009	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement for Directors and Officers